FOR IMMEDIATE RELEASE

Investor Contacts: Gary Tiedemann: 202-380-4396, gary.tiedemann@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES

SECOND QUARTER 2005 RESULTS AND INCREASES YEAR-END SUBSCRIBER GUIDANCE TO 6 MILLION

$125 Million in Revenues More than Double Prior Year Period

Ends Quarter at 4.4 Million Subs with 647,226 Net Subscriber Additions

Washington, DC, July 28, 2005 – XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) today reported financial and operating results for the second quarter ended June 30, 2005. For the quarter, XM reported revenue of $125 million, an increase of 136 percent over the $53 million reported in the second quarter 2004. The significant revenue growth was driven by record second quarter net subscriber additions of 647,226, a 55 percent increase over the 418,449 subscribers added in the second quarter 2004. XM ended the quarter with 4,417,490 subscribers compared with 2,100,352 subscribers reported for the second quarter 2004.

With XM’s first half performance and an even stronger outlook for the second half of the year, XM is increasing 2005 subscriber guidance from 5.5 million to 6 million ending subscribers.

XM’s net loss for the second quarter 2005 was ($146.6) million, as compared to ($166.1) million in the second quarter 2004. XM reported an EBITDA loss of ($89.9) million for the second quarter 2005 compared to ($107.8) million for the second quarter 2004. XM’s net loss and EBITDA for the second quarter 2004 each included a ($35.0) million charge for de-leveraging activities.

Efficient Quarterly Subscriber Growth

XM’s second quarter subscriber growth was strong across both the retail aftermarket and automotive distribution channels. Second quarter 2005 Cost Per Gross Addition (CPGA) was $98, an improvement of $3, or 3 percent, from the $101 CPGA reported in the second quarter 2004. XM’s CPGA is the fully-loaded cost to acquire each new subscriber, including Subscriber Acquisition Costs (SAC) of $50, as well as advertising and marketing expenses.

Major League Baseball Continues to Drive Subscriber Growth

In April, XM launched comprehensive live game coverage of the 2005 Major League Baseball (MLB) season. During the May/June time period, approximately 23 percent of new aftermarket subscribers surveyed said they decided to become an XM Radio subscriber because of MLB. In addition to MLB, XM began exclusive satellite radio coverage of live races from the Indy Racing League (IRL) and live golf tournament coverage of PGA TOUR events.

Samsung to Manufacture First MP3 Players with Satellite Radio Capability and XM and Napster Partner to Launch the “XM + NAPSTER” Integrated Music Service

Samsung MP3 players with XM capability will be available in two storage capacity sizes and include an XM home accessory kit. The Samsung players incorporate XM’s “Connect and Play” Technology and are expected to be available by year-end.

Napster and XM announced “XM + Napster”, a service scheduled to launch in the fourth quarter of 2005. The new service represents an integration of XM’s satellite radio and Napster’s online music services for listening online and on a variety of MP3 players, including the new Samsung MP3 players. XM subscribers will be able to listen to XM programming, mark their favorite music, and purchase and manage content through Napster for future enjoyment and storage on MP3 devices.

In the second quarter, XM also announced an exclusive agreement with Audible, the leader in digital downloading of spoken word content. Using XM/MP3 players, XM subscribers can purchase and download selections from Audible’s 70,000 hours of online audiobook and spoken-word programming.

XM Strategic Initiatives to Broaden the Scope and Reach of Satellite Radio

During the quarter, and into July, XM announced a number of strategic initiatives that leverage its existing infrastructure, core competencies and resources.

•	XM’s Canadian partner, Canadian Satellite Radio (CSR), was granted a license from the Canadian Radio-television and Telecommunications Commission (CRTC) to deliver satellite radio to Canadians from coast-to-coast.

•	In July, XM announced an agreement to purchase WCS Wireless, a private entity, for 5.5 million shares of XM Common Stock. The principal assets of WCS Wireless are wireless spectrum licenses in geographic areas covering 163 million people throughout the United States, including 15 of the top 20 markets. On average, these licenses cover 10 megahertz in the frequency bands adjacent to XM’s satellite radio service. This acquisition will enable XM to potentially double its bandwidth and broaden the existing business with a variety of multimedia subscription services, including video, data and additional audio products. We expect the transaction to close later this year, subject to regulatory approval.

•	In July, XM made a strategic investment of $25 million in the common stock of Worldspace, Inc., a pioneer of satellite radio services in Asia, Europe, India, the Middle East and Africa. In connection with the investment, XM and WorldSpace will cooperate to develop satellite radio products, technology and distribution networks optimized for global markets.

XM, AOL and AEG Partner to Launch “Network Live” and XM and AOL Expand Online Offering

Capitalizing on the huge potential of multi-platform live entertainment programming, XM Satellite Radio, America Online and AEG, a world-leading sports & entertainment presenter, joined with Kevin Wall, Executive Producer of Live 8, to create Network Live. Network Live is the first multi-platform digital entertainment company committed to delivering live entertainment programming through the Internet, satellite radio and other global media platforms such as VOD, wireless and HDTV.

During the quarter, XM and America Online also announced the creation of the world’s largest online digital radio network featuring the XM and AOL Radio Network programming. The co-branded service will combine a sampling of 20 XM stations plus 130 AOL Radio stations. In addition, an enhanced premium service with 70 XM stations and more than 130 AOL Radio original and third party stations will be available to AOL members at no additional charge and to consumers on the web for a low monthly fee. This service is expected to launch later this summer.

About XM Satellite Radio

XM is America’s number one satellite radio service with more than 4.4 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM’s 2005 lineup includes more than 150 digital channels of choice from coast to coast: the most commercial-free music channels, plus premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan and Volkswagen/Audi, is available in more than 120 different vehicle models for 2005. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

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Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Consistent with regulatory requirements, EBITDA includes other income (expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. A reconciliation of EBITDA loss is presented on the attachment. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have built our system through the expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expense associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

Please note that XM’s guidance is comprised of forward-looking statements, and as described in the last paragraph of this press release many factors could cause actual results to differ from this guidance.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for the Company’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-4-05 and Form 8-K filed with the Securities and Exchange Commission on June 9, 2005. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	(In thousands Except Share and Per Share Amounts)
	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004
Revenue:
Subscription	$113,379	$48,643	$206,360	$88,404
Activation	2,313	1,058	4,337	1,925
Merchandise	3,798	1,054	6,915	1,733
Net ad sales	4,363	1,407	7,488	2,397
Other	1,601	820	2,919	1,488

Total revenue	125,454	52,982	228,019	95,947

Operating expenses:

Cost of revenue: (excludes depreciation & amortization, shown below)
Revenue share & royalties	21,071	10,479	40,197	25,957
Customer care & billing	18,488	8,975	33,868	16,060
Cost of merchandise	7,496	1,771	10,583	3,367
Ad sales	1,800	1,357	3,867	2,644
Satellite & terrestrial	10,480	9,822	19,190	19,233
Broadcast & operations:
Broadcast	4,053	2,436	7,629	5,099
Operations	6,283	3,049	11,110	6,034

Total broadcast & operations	10,336	5,485	18,739	11,133
Programming & content	24,529	7,116	42,069	14,340

Total cost of revenue	94,200	45,005	168,513	92,734

Research & development (excludes depreciation and amortization, shown below)	6,993	6,731	13,085	12,901
General & administrative (excludes depreciation and amortization, shown below)	10,823	6,527	18,117	12,392
Marketing (excludes depreciation and amortization, shown below):
Retention & support	5,080	3,124	9,599	5,923
Subsidies & distribution	48,532	35,303	96,626	70,082
Advertising & marketing	40,872	20,340	67,028	35,019

Marketing	94,484	58,767	173,253	111,024
Amortization of GM liability	9,312	9,313	18,625	18,626

Total marketing	103,796	68,080	191,878	129,650

Depreciation & amortization	36,737	39,557	68,801	79,038

Total operating expenses	252,549	165,900	460,394	326,715

Operating loss	(127,095)	(112,918)	(232,375)	(230,768)

Interest income	5,078	1,086	9,102	2,165
Interest expense	(24,476)	(19,225)	(44,501)	(47,346)
Other income (expense)	453	(34,458)	2,411	(34,072)

Net loss before income taxes	(146,040)	(165,515)	(265,363)	(310,021)

Provision for deferred income taxes	(579)	(579)	(1,158)	(26,152)

Net Loss	(146,619)	(166,094)	(266,521)	(336,173)

8.25% Series B and C preferred stock dividend requirement	(2,150)	(2,149)	(4,299)	(4,504)

Net Loss attributable to common stockholders	$(148,769)	$(168,243)	$(270,820)	$(340,677)

Basic and diluted net loss per share:	$(0.70)	$(0.84)	$(1.28)	$(1.80)

Weighted average shares used in computing net loss per share - basic and diluted	213,571,652	200,616,663	212,199,554	189,740,108

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(146,619)	$(166,094)	$(266,521)	$(336,173)
Add back non-EBITDA items included in net loss:
Interest income	(5,078)	(1,086)	(9,102)	(2,165)
Interest expense	24,476	19,225	44,501	47,346
Provision for deferred income taxes	579	579	1,158	26,152
Depreciation & amortization	36,737	39,557	68,801	79,038

EBITDA	$(89,905)	$(107,819)	$(161,163)	$(185,802)

SELECTED BALANCE SHEET DATA

	As of 6/30/2005	As of 12/31/2004
	(Unaudited)

Cash and cash equivalents	$930,377	$717,867
Restricted investments	4,506	4,492
System under construction	163,801	329,355
Property and equipment in service, net	693,779	461,333
DARS license	141,252	141,227
Total assets	2,171,007	1,821,635
Deferred revenue	288,795	152,347
Total long-term debt	1,081,315	948,741
Total liabilities	1,785,707	1,485,472
Stockholders’ equity	385,300	336,163

XM SATELLITE RADIO HOLDINGS INC.

	Three-Month Periods ended
SELECTED OPERATING METRICS	6/30/2005	6/30/2004
EBITDA (in thousands) (1)	$(89,905)	$(107,819)

Subscriber Data:
Net Subscriber Additions (2)	647,226	418,449

Aftermarket, OEM & Other Subscribers (3)	3,807,224	1,705,191
Subscribers in OEM Promotional Periods (4)	565,929	374,930
XM Activated Vehicles with Rental Car Companies (5)	44,337	20,231

Total Ending Subscribers (3) (4) (5) (6)	4,417,490	2,100,352

Subscription Revenue per Aftermarket, OEM & Other Subscriber	$9.84	$9.26
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.63	$5.78
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$9.74	$9.23

Revenue Data:
Subscription Revenue per Subscriber (7)	$9.35	$8.63
Net Ad Sales Revenue per Subscriber (8)	$0.36	$0.25
Activation, Equipment and Other Revenue per Subscriber	$0.63	$0.52

Total Revenue per Subscriber	$10.34	$9.40

Expense Data:
Subscriber Acquisition Costs (SAC) (9)	$50	$57
Cost Per Gross Addition (CPGA) (10)	$98	$101

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. Consistent with regulatory requirements, EBITDA includes Other Income (Expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.

(2)	Total net subscriber additions for the three months ended June 30, 2005, include 315,888 retail, 323,772 OEM, and 7,566 rental car net additions.

(3)	Ending subscribers include 658,313 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.

(4)	OEM Promotional Subscribers are subscribers who have either a portion or all of their subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a 3-month trial subscription. XM generally receives two months of the 3-month trial subscription from the vehicle manufacturer. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of 3 months free of XM service on the window sticker of XM-enabled vehicles. We measure the success of these programs based on the percentage that elect to continue to receive the XM service and convert to self-paying subscribers after the initial promotion period–we refer to this as the “conversion rate”. The conversion rate for the quarter ended June 30, 2005 is 58% and reflects the auto activation program, with all XM-enabled vehicles activated for the promotional period.

(5)	Rental car activity commenced in late June 2003. At June 30, 2005, there were 44,337 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per subscription per month.

(6)	Subscribers are those who are receiving and have agreed to pay for our satellite audio service, either by credit card or by invoice, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our satellite audio service. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.

(7)	Subscription Revenue includes monthly subscription revenues for our satellite audio service, net of any promotions or discounts.

(8)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.

(9)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies & distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.

(10)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.